Exhibit 1

JOINT FILING AGREEMENT

This Joint Filing Agreement is by and among Todd Schwartz, TGS Revocable Trust, OppFi Shares, LLC, Todd Schwartz Capital Group LP, Theodore Schwartz and LTHS Capital Group LP (collectively, the “Filers”).

Each of the Filers may be required to file with the Securities and Exchange Commission a statement on Schedule 13D with respect to shares of Class A common stock or Class V common stock of OppFi, Inc. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D (and any amendments thereto) on behalf of each of the Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon seven days prior written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

Dated July 30, 2021

/s/ Todd Schwartz
Name: Todd Schwartz

TGS REVOCABLE TRUST

By:	/s/ Todd Schwartz
Name: Todd Schwartz
Title: Trustee

OPPFI SHARES, LLC

By:	/s/ Todd Schwartz
Name: Todd Schwartz
Title: Manager

Todd Schwartz Capital Group LP

By:	/s/ Todd Schwartz
Name: Todd Schwartz
Title: General Partner

/s/ Theodore Schwartz
Name: Theodore Schwartz

LTHS Capital Group LP

By:	/s/ Theodore Schwartz
Name: Theodore Schwartz
Title: General Partner